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                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF REGISTRANT



                     BR Holding, Inc., a Georgia corporation

       Host Communications, Inc., a Kentucky corporation and a subsidiary of BR Holding, Inc.

 Hoop-It-Up International, Inc. (DE), a Delaware corporation and a subsidiary of
                            Host Communications, Inc.

  USA International, S.A.R.L., a corporation organized under the laws of France and a subsidiary of Host Communications, Inc.

          Capital Sports Properties, Inc., a Delaware corporation and a subsidiary of BR Holding, Inc.

          Datasouth Computer Corporation, a Delaware corporation and a subsidiary of BR Holding, Inc.